PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2016

Fort Lauderdale, Florida
October 27, 2016

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced its results for its third quarter and nine months ended September 30, 2016.
For the quarter ended September 30, 2016, net loss attributable to SEACOR Holdings Inc. was $39.8 million ($2.35 per diluted share). In reflecting on this quarter’s results and the outlook for its businesses, Charles Fabrikant, Executive Chairman and Chief Executive Officer commented:
“At the outset, I want to state that it is not our intent to include lengthy quotes in quarterly press releases on a regular basis. In most quarters, our discussion of each segment’s results in our press release and Form 10-Q should suffice to update investors. However, given our very poor results and the need once again to recognize impairments to the carrying value of our assets, it seemed that elaboration on operations and outlook for our businesses might be helpful to investors.
Unfortunately, the offshore segment fulfilled the prophecy in my annual letter dated April 15, 2016: “Dismal.” There has been little improvement in offshore activity, notwithstanding oil prices having recovered - for the moment - to the $50 level. That recovery, not surprisingly, has drawn activity into the shale provinces but not stimulated drilling offshore. Indeed, customers are still conserving capital, deferring maintenance as well as seeking contractual “outs” for rig commitments. Based on our best attempts to gather anecdotal information, it appears that activity in the fourth quarter of 2016 will not pick up. It is likely that additional drilling rigs will be released, or simply held idle, even when oil companies are contractually obligated to keep paying for them. Our response has been to continue to reduce expenses.
Most industry observers expect the first half of 2017 to be brutal. The winter months, even in good times, are usually less active for us due to weather in the North Sea, Russia and the Gulf of Mexico. This December through March is likely to be “the winter of discontent.”
Contrary to many industry commentators, I now anticipate that there will be a slight uptick in activity in the second half of 2017 if oil prices remain in a range of $40-50 per barrel based on Brent pricing. As the cost of engaging a rig provides little or no return to the capital asset, the variable expense for development drilling is now largely based on the price of local labor. Wages in some regions have come down substantially in U.S. dollar terms. Wages in dollar terms in Brazil, Mexico and the UK are now cheaper than they have been in quite some time. If the British pound remains at current levels, working in the North Sea should be less than it was in the first half of 2016.
As also noted in my April letter, the number of active vessels in a region should come into balance with base load demand as more vessels are “stacked.” Incremental jobs should allow for some modest improvement in rates and utilization for those vessels actively marketed. This appeared to occur in the North Sea during the summer months. Not surprisingly, with winter coming, rates and utilization have declined reflecting the seasonal downturn.
Since my last report in April, we have seen some stability or increase in activity in the Mediterranean, Arabian Gulf and India. There are also some political developments that auger well for the future. The Brazilian legislature has enacted law allowing international oil companies to hold acreage and operate, similar to the law enacted by Mexico in 2015. Although the prevailing view among industry colleagues is that we should not expect a significant increase in activity before 2020, I would be surprised if Brazil did not come to life in the second half of 2018 assuming rates for rigs remain depressed, the Brazilian real remains around 3 to 1 U.S. dollar, and oil prices hover around $50 per barrel. I realize this is an outlying opinion.

I am less optimistic about the possibility for a positive surprise in the second half 2017 in the U.S. Gulf of Mexico. Unfortunately, the U.S. Gulf of Mexico has a huge surplus of vessels, especially those capable of serving deepwater, and is a region that can most easily handle repairs and re-certifying vessels.
We have used the occasion of severe distress to acquire assets at prices which we believe over time will prove very favorable. During the third quarter, we purchased eleven fast support vessels for $10.0 million in a foreclosure proceeding. I expect there will be more transactions such as this, although perhaps not at prices reflective of such a deep discount to replacement cost of the equipment.
Eventually, lenders will lose patience and seek to preserve value in their loans by forcing consolidation. Operating offshore vessels is relatively overhead intensive in relationship to the underlying value of capital assets, and that ratio of overhead and operating support costs to vessel values is even higher today in light of the depressed value of assets. At the moment, there are few cash buyers for boats. There are also few willing sellers so actual transactions are relatively few, except when a lender decides to foreclose. Restructuring is currently the “name of the game.”
SEACOR is committed to wait patiently for opportunities to acquire more assets or collaborate with others interested in reducing costs and rationalizing fleets in conjunction with restructuring. Our strong balance sheet and differentiated fleet separate us from others who are struggling with debt and dependent on an upturn in deepwater drilling to provide employment for their assets.
Of course, the very circumstances that enable us to acquire offshore equipment at distressed prices make assessing the value for our own assets very challenging. I stress now as I did in April that we do our best to comply with the rigors of GAAP. However, making educated guesses about the “recoverability” of the carrying value of our assets from projected future income and cash flows is not a “science.” When there is sufficient uncertainty about “recoverability,” we mark down our assets to “fair value.” That too is elusive. It is difficult to find data points for clearing prices when there are few buyers and almost all sellers are being forced. We have mostly delegated the determination of our fair values to brokers or appraisers. They may have the hardest job of all and they, too, have to deal with a moving target.
Turning to our inland river results, sadly, my April forecast of “rainy weather” for the dry-cargo business has also proved correct. Despite a large grain export program, rates and margins during peak fall harvest season never attained sustained high levels. Perfect operating conditions on the river system facilitated handling the large volume. As I pointed out, the large number of barges which had been engaged in moving coal and “frack” sand moved into the covered trades competing for grain cargoes. Inland River Services’ third quarter results reflected these pressures. I do not see the supply and demand for covered barges coming into better balance for a couple of years. The likely driver will be some pickup in movements of coal and “frack” sand and retirement of older barges. Our policy is to depreciate our hopper barges over 20 years, although they are capable of working 25-30 years with increased maintenance. Market conditions, the price of scrap steel and interest rates are the important variables in determining whether or not older barges remain in service. I estimate that almost 2,000 covered barges will have attained their 20th anniversary in 2017. If market conditions remain drab and scrap prices remain close to current levels, some of this equipment should bleed out of the system, although the dynamic can also be influenced by operator bias to run barges for the sake of keeping towboats busy.
Given the uncertainty and conflicting opinions about the time frame for recovery in offshore activity, we will do our best to update shareholders if our perception changes.”
For the preceding quarter ended June 30, 2016, net loss attributable to SEACOR Holdings Inc. was $55.2 million ($3.26 per diluted share). A comparison of results for the quarter ended September 30, 2016 with the preceding quarter ended June 30, 2016 is included in the “Highlights for the Quarter” discussion below. For the quarter ended September 30, 2015, net income attributable to SEACOR Holdings Inc. was $7.0 million ($0.40 per diluted share).
For the nine months ended September 30, 2016 and 2015, net loss attributable to SEACOR Holdings Inc. was $122.1 million ($7.23 per diluted share) and $11.9 million ($0.68 per diluted share), respectively. Results attributable to SEACOR Holdings Inc. for the nine months ended September 30, 2016 included:

•	low utilization of equipment as a consequence of continuing difficult market conditions for Offshore Marine Services and, to a lesser extent, Inland River Services;

•	a net loss of $34.4 million ($2.04 per diluted share) as a result of a decline in the fair market value of the Company’s marketable security position in Dorian LPG Ltd. (“Dorian”);

•
a net loss of $32.9 million ($1.95 per diluted share) as a result of Offshore Marine Services’ impairment charges primarily associated with its liftboat fleet, its anchor handling towing supply fleet and one specialty vessel;

•	a net loss of $4.2 million ($0.25 per diluted share) as a result of Shipping Services’ impairment charges related to a cost method investment in a foreign container shipping company;

•	a net loss of $4.2 million ($0.25 per diluted share) to reserve for one of the Company’s notes receivable from a third party following a decline in the underlying collateral value; and

•	a net loss of $3.6 million ($0.22 per diluted share) related to Offshore Marine Services’ proportionate share of impairment charges associated with its joint ventured fleet.
Highlights for the Quarter
Offshore Marine Services - Operating loss was $41.1 million compared with $34.5 million in the preceding quarter. As a consequence of continuing difficult market conditions, the Company recognized impairment charges of $29.2 million in the third quarter primarily associated with its anchor handling towing supply fleet and one specialty vessel and $20.9 million in the preceding quarter primarily associated with its liftboat fleet. Operating income before depreciation and amortization (“OIBDA” - see disclosure related to Non-GAAP measures in the segment information tables herein), excluding impairment charges, was $2.4 million on operating revenues of $54.1 million compared with $1.7 million on operating revenues of $57.3 million in the preceding quarter.
Excluding wind farm utility vessels but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet decreased from 50% to 47% and average rates per day worked decreased by 3% from $10,354 to $10,089. Days available for charter were 2% higher in the third quarter primarily due to the acquisition of eleven vessels during the third quarter. This release includes a table presenting time charter operating data by vessel class.
Operating results in the U.S. Gulf of Mexico, excluding losses on dispositions and impairments, were $0.8 million lower compared with the preceding quarter. Time charter revenues for the U.S. anchor handling towing supply vessels were $3.4 million lower due to weaker market conditions and $1.1 million higher for other vessel classes. On a total fleet basis, including cold-stacked vessels, utilization declined from 17% to 14% and average rates per day worked decreased from $17,109 to $13,810. As of September 30, 2016, the Company had 37 of 45 owned and leased-in vessels cold-stacked in the U.S. Gulf of Mexico compared with 25 of 33 as of June 30, 2016. As of September 30, 2016, the cold-stacked vessels consisted of ten anchor handling towing supply vessels,13 fast support vessels, two supply vessels and twelve liftboats.
Operating results from international regions, excluding losses on asset dispositions and impairments, were $3.1 million higher compared with the preceding quarter primarily due to the incremental contribution of a term charter which commenced in Russia in June 2016. On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels, utilization declined from 68% to 67%, and average rates per day worked increased from $9,413 to $9,606. As of September 30, 2016, the Company had six of 96 owned and leased-in vessels cold-stacked in international regions compared with four of 100 as of June 30, 2016. As of September 30, 2016, the cold-stacked vessels consisted of one anchor handling towing supply vessel, three fast support vessels, one mini-supply vessel and one supply vessel.
Foreign currency losses of $1.1 million in the third quarter and $0.8 million in the preceding quarter were primarily due to the weakening of the pound sterling in relation to the euro underlying certain of the Company’s debt balances.
Equity in losses of 50% or less owned companies of $3.3 million in the preceding quarter were primarily due to losses of $3.0 million for the Company’s proportionate share of impairment charges associated with its joint ventured fleet.
Inland River Services - Operating loss was $1.3 million compared with $1.1 million in the preceding quarter. OIBDA was $5.0 million on operating revenues of $41.1 million compared with $5.2 million on operating revenues of $33.8 million in the preceding quarter.
Operating results, excluding gains (losses) on asset dispositions and impairments, were $3.0 million higher compared with the preceding quarter primarily due to higher activity levels in the dry-cargo barge pools associated with the commencement of the fall harvest and favorable operating conditions, although an oversupply of equipment continues to place downward pressure on freight rates.
Foreign currency gains of $0.4 million in the third quarter and $1.0 million in the preceding quarter were primarily due to the strengthening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company’s intercompany lease obligations.

Shipping Services - Operating income was $13.9 million compared with $10.6 million in the preceding quarter. OIBDA was $22.1 million (of which $8.0 million was attributable to noncontrolling interests) on operating revenues of $57.4 million compared with $18.0 million (of which $5.9 million was attributable to noncontrolling interests) on operating revenues of $55.6 million in the preceding quarter.
Operating results were $3.3 million higher in the third quarter compared with the preceding quarter primarily due to a full quarter of operations from one newly built U.S.-flag product tanker placed into service during May 2016.
Other, net of $5.5 million in the third quarter and $0.9 million in the preceding quarter was primarily due to impairment charges related to a cost method investment in a foreign container shipping company.
Illinois Corn Processing - Segment profit was $2.0 million (of which $0.6 million was attributable to noncontrolling interests) on operating revenues of $44.0 million compared with $3.3 million (of which $1.0 million was attributable to noncontrolling interests) on operating revenues of $40.6 million in the preceding quarter. Segment profit was $1.3 million lower primarily due to a decline in industry-wide fuel ethanol margins.
Other - During the preceding quarter, segment loss includes a $6.7 million reserve for one of the Company’s notes receivable from a third party following a decline in the underlying collateral value.
Debt Extinguishment Gains - During the third quarter, the Company purchased $41.4 million in principal amount of its 2.5% Convertible Senior Notes for $41.0 million resulting in gains on debt extinguishment of $0.6 million.
Marketable Security Transactions - Unrealized marketable security losses on the Company’s investment in 9,177,135 shares of Dorian, a publicly traded company listed on the New York Stock Exchange under the symbol “LPG,” were $21.8 million in the first quarter, $21.6 million in the second quarter and $9.6 million in the third quarter. Dorian’s closing share price was $11.77, $9.40, $7.05, $6.00 and $6.29 as of December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and October 27, 2016, respectively. The Company’s cost basis in Dorian is $13.66 per share.
Capital Commitments - The Company’s capital commitments as of September 30, 2016 by year of expected payment were as follows (in thousands):

	2016	2017	2018	2019	Total
Offshore Marine Services	$12,622	$38,366	$47,374	$12,554	$110,916
Shipping Services	43,482	26,096	—	—	69,578
Inland River Services	17,572	27,465	—	—	45,037
Illinois Corn Processing	1,287	—	—	—	1,287
	$74,963	$91,927	$47,374	$12,554	$226,818
Offshore Marine Services’ capital commitments included nine fast support vessels, four supply vessels and one wind farm utility vessel. These commitments included $15.4 million for one supply vessel that may be assumed by a third party at their option. Shipping Services’ capital commitments included two U.S.-flag product tankers, one U.S.-flag chemical and petroleum articulated tug-barge, two U.S.-flag harbor tugs and other equipment and upgrades. Inland River Services’ capital commitments included 38 dry-cargo barges, three inland river towboats and other equipment and improvements. Subsequent to September 30, 2016, the Company committed to purchase other equipment for $18.0 million.
Liquidity and Debt - As of September 30, 2016, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities and construction reserve funds totaled $715.1 million and its total outstanding debt was $1,041.9 million. In addition, the Company had $51.3 million of borrowing capacity under its subsidiary credit facilities. Subsequent to September 30, 2016, the Company’s subsidiaries borrowed $5.0 million under these credit facilities to fund their capital commitments.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, as an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services’ operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing’s operations, adequacy of insurance coverage, the potential for a material weakness in the Company’s internal controls over financial reporting and the Company’s ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating Revenues	$206,983	$261,852	$617,949	$804,105
Costs and Expenses:
Operating	146,796	175,985	448,146	582,876
Administrative and general	32,245	37,892	102,124	115,453
Depreciation and amortization	31,132	31,018	93,482	94,527
	210,173	244,895	643,752	792,856
Gains (Losses) on Asset Dispositions and Impairments, Net	(29,826)	11,264	(47,380)	10,804
Operating Income (Loss)	(33,016)	28,221	(73,183)	22,053
Other Income (Expense):
Interest income	5,277	5,065	15,890	14,118
Interest expense	(12,504)	(10,894)	(37,273)	(31,797)
Debt extinguishment gains (losses), net	557	(434)	5,395	(29,970)
Marketable security losses, net	(7,865)	(4,604)	(56,912)	(3,476)
Derivative losses, net	(1,174)	(725)	(109)	(2,295)
Foreign currency losses, net	(666)	(4,057)	(651)	(3,614)
Other, net	(5,460)	1,773	(12,844)	6,162
	(21,835)	(13,876)	(86,504)	(50,872)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(54,851)	14,345	(159,687)	(28,819)
Income Tax Expense (Benefit)	(21,147)	3,063	(61,737)	(8,736)
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(33,704)	11,282	(97,950)	(20,083)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(322)	5,123	(7,533)	10,086
Net Income (Loss)	(34,026)	16,405	(105,483)	(9,997)
Net Income attributable to Noncontrolling Interests in Subsidiaries	5,777	9,440	16,665	1,920
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(39,803)	$6,965	$(122,148)	$(11,917)

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(2.35)	$0.40	$(7.23)	$(0.68)

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(2.35)	$0.40	$(7.23)	$(0.68)

Weighted Average Common Shares Outstanding:
Basic	16,943,647	17,294,927	16,896,751	17,616,035
Diluted	16,943,647	17,561,107	16,896,751	17,616,035

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
Operating Revenues	$206,983	$197,038	$213,928	$250,631	$261,852
Costs and Expenses:
Operating	146,796	143,882	157,468	165,729	175,985
Administrative and general	32,245	34,175	35,704	41,158	37,892
Depreciation and amortization	31,132	31,361	30,989	31,460	31,018
	210,173	209,418	224,161	238,347	244,895
Gains (Losses) on Asset Dispositions and Impairments, Net	(29,826)	(17,771)	217	(13,212)	11,264
Operating Income (Loss)	(33,016)	(30,151)	(10,016)	(928)	28,221
Other Income (Expense):
Interest income	5,277	5,020	5,593	5,902	5,065
Interest expense	(12,504)	(12,834)	(11,935)	(11,500)	(10,894)
Debt extinguishment gains (losses), net	557	1,615	3,223	1,473	(434)
Marketable security gains (losses), net	(7,865)	(23,951)	(25,096)	3,402	(4,604)
Derivative gains (losses), net	(1,174)	(1,555)	2,620	199	(725)
Foreign currency gains (losses), net	(666)	(22)	37	(1,138)	(4,057)
Other, net	(5,460)	(7,652)	268	611	1,773
	(21,835)	(39,379)	(25,290)	(1,051)	(13,876)
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(54,851)	(69,530)	(35,306)	(1,979)	14,345
Income Tax Expense (Benefit)	(21,147)	(25,759)	(14,831)	(2,626)	3,063
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(33,704)	(43,771)	(20,475)	647	11,282
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(322)	(7,162)	(49)	(50,500)	5,123
Net Income (Loss)	(34,026)	(50,933)	(20,524)	(49,853)	16,405
Net Income attributable to Noncontrolling Interests in Subsidiaries	5,777	4,226	6,662	7,012	9,440
Net Income (Loss) attributable to SEACOR Holdings Inc.	$(39,803)	$(55,159)	$(27,186)	$(56,865)	$6,965

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(2.35)	$(3.26)	$(1.62)	$(3.36)	$0.40

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$(2.35)	$(3.26)	$(1.62)	$(3.36)	$0.40

Weighted Average Common Shares of Outstanding:
Basic	16,944	16,929	16,817	16,942	17,295
Diluted	16,944	16,929	16,817	16,942	17,561
Common Shares Outstanding at Period End	17,336	17,321	17,295	17,155	17,354

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
Offshore Marine Services
Operating Revenues	$54,125	$57,271	$59,879	$83,166	$95,531
Costs and Expenses:
Operating	41,159	44,245	48,850	59,223	70,221
Administrative and general	10,588	11,929	12,398	14,118	12,753
Depreciation and amortization	14,213	15,254	14,838	15,419	15,252
	65,960	71,428	76,086	88,760	98,226
Losses on Asset Dispositions and Impairments, Net	(29,233)	(20,357)	(380)	(13,577)	(246)
Operating Loss	(41,068)	(34,514)	(16,587)	(19,171)	(2,941)
Other Income (Expense):
Derivative gains (losses), net	16	163	2,898	(2,751)	(10)
Foreign currency losses, net	(1,084)	(819)	(1,560)	(350)	(1,567)
Other, net	1	—	265	373	(9)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	790	(3,315)	2,161	1,248	1,708
Segment Loss(1)	$(41,345)	$(38,485)	$(12,823)	$(20,651)	$(2,819)

OIBDA(2)	$(26,855)	$(19,260)	$(1,749)	$(3,752)	$12,311
Drydocking expenditures (included in operating costs and expenses)	$2,024	$1,964	$3,703	$3,485	$1,483
Out-of-service days for drydockings	62	191	131	246	87

Inland River Services
Operating Revenues	$41,094	$33,814	$39,614	$58,415	$54,310
Costs and Expenses:
Operating	31,496	27,446	30,118	38,459	39,487
Administrative and general	3,982	3,777	3,912	4,011	3,907
Depreciation and amortization	6,308	6,254	7,137	7,113	7,268
	41,786	37,477	41,167	49,583	50,662
Gains (Losses) on Asset Dispositions and Impairments, Net	(597)	2,580	605	389	11,510
Operating Income (Loss)	(1,289)	(1,083)	(948)	9,221	15,158
Other Income (Expense):
Derivative gains (losses), net	—	—	—	(15)	50
Foreign currency gains (losses), net	410	1,018	1,437	(640)	(2,173)
Other, net	(1)	(4)	—	—	—
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(171)	(1,677)	(2,778)	(25,092)	(2,117)
Segment Profit (Loss)(1)	$(1,051)	$(1,746)	$(2,289)	$(16,526)	$10,918

OIBDA(2)	$5,019	$5,171	$6,189	$16,334	$22,426

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
Shipping Services
Operating Revenues	$57,350	$55,620	$57,055	$61,388	$58,673
Costs and Expenses:
Operating	28,542	30,269	27,234	28,118	27,666
Administrative and general	6,675	7,337	6,918	7,014	6,236
Depreciation and amortization	8,216	7,415	6,562	6,474	6,476
	43,433	45,021	40,714	41,606	40,378
Gains (Losses) on Asset Dispositions	3	6	(6)	—	—
Operating Income	13,920	10,605	16,335	19,782	18,295
Other Income (Expense):
Foreign currency losses, net	(3)	(6)	(3)	(18)	(9)
Other, net	(5,534)	(928)	1	1	1,836
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(551)	(1,591)	26	(27,578)	5,292
Segment Profit (Loss)(1)	$7,832	$8,080	$16,359	$(7,813)	$25,414

OIBDA(2)	$22,136	$18,020	$22,897	$26,256	$24,771
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$95	$62	$(73)	$207	$66
Out-of-service days for drydockings of U.S.-flag product tankers	—	—	—	—	—

Illinois Corn Processing
Operating Revenues	$44,019	$40,576	$49,609	$38,654	$40,282
Costs and Expenses:
Operating	39,879	36,153	46,289	36,747	33,514
Administrative and general	750	912	656	693	543
Depreciation and amortization	1,055	1,064	1,053	964	979
	41,684	38,129	47,998	38,404	35,036
Operating Income	2,335	2,447	1,611	250	5,246
Other Income (Expense):
Derivative gains (losses), net	(328)	856	(187)	(137)	(336)
Segment Profit(1)	$2,007	$3,303	$1,424	$113	$4,910

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
Other
Operating Revenues	$11,146	$10,261	$8,419	$9,922	$13,779
Costs and Expenses:
Operating	6,618	6,427	5,805	4,166	5,854
Administrative and general	3,833	3,649	4,223	6,231	6,658
Depreciation and amortization	432	448	455	575	152
	10,883	10,524	10,483	10,972	12,664
Gains (Losses) on Asset Dispositions	1	—	(2)	(24)	—
Operating Income (Loss)	264	(263)	(2,066)	(1,074)	1,115
Other Income (Expense):
Foreign currency gains (losses), net	(25)	(73)	(27)	21	(64)
Other, net	—	(6,723)	—	5	(1)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(390)	(579)	542	922	240
Segment Profit (Loss)(1)	$(151)	$(7,638)	$(1,551)	$(126)	$1,290

Corporate and Eliminations
Operating Revenues	$(751)	$(504)	$(648)	$(914)	$(723)
Costs and Expenses:
Operating	(898)	(658)	(828)	(984)	(757)
Administrative and general	6,417	6,571	7,597	9,091	7,795
Depreciation and amortization	908	926	944	915	891
	6,427	6,839	7,713	9,022	7,929
Operating Loss	$(7,178)	$(7,343)	$(8,361)	$(9,936)	$(8,652)
Other Income (Expense):
Derivative gains (losses), net	$(862)	$(2,574)	$(91)	$3,102	$(429)
Foreign currency gains (losses), net	36	(142)	190	(151)	(244)
Other, net	74	3	2	232	(53)
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
Rates Per Day Worked:
Anchor handling towing supply	$16,469	$20,828	$21,719	$30,871	$29,978
Fast support	7,848	7,636	7,587	8,014	8,853
Mini-supply	5,858	5,592	5,689	5,345	5,858
Standby safety	8,904	9,632	9,564	10,229	10,487
Supply	7,599	7,151	9,010	14,375	14,459
Towing supply	3,750	4,171	7,200	8,872	7,912
Specialty	30,593	18,642	12,403	23,107	25,517
Liftboats	16,822	11,852	15,150	25,191	17,124
Overall Average Rates Per Day Worked (excluding wind farm utility)	10,089	10,354	10,545	13,495	14,029
Wind farm utility	2,260	2,394	2,419	2,506	2,446
Overall Average Rates Per Day Worked	6,834	7,352	7,915	10,299	10,003

Utilization:
Anchor handling towing supply	27%	33%	47%	51%	59%
Fast support	62%	69%	68%	58%	64%
Mini-supply	56%	70%	79%	97%	97%
Standby safety	78%	77%	79%	85%	84%
Supply	15%	6%	11%	43%	41%
Towing supply	35%	9%	45%	97%	68%
Specialty	58%	81%	45%	80%	88%
Liftboats	8%	6%	5%	13%	31%
Overall Fleet Utilization (excluding wind farm utility)	47%	50%	52%	59%	63%
Wind farm utility	86%	77%	65%	65%	90%
Overall Fleet Utilization	58%	57%	56%	60%	70%

Available Days:
Anchor handling towing supply	1,483	1,365	1,365	1,380	1,380
Fast support	2,389	2,174	2,093	2,173	2,072
Mini-supply	331	364	364	368	368
Standby safety	1,989	2,104	2,184	2,208	2,208
Supply	594	594	633	736	920
Towing supply	184	182	182	184	184
Specialty	276	273	273	276	276
Liftboats	1,380	1,365	1,365	1,380	1,380
Overall Fleet Available Days (excluding wind farm utility)	8,626	8,421	8,459	8,705	8,788
Wind farm utility	3,345	3,276	3,245	3,222	3,262
Overall Fleet Available Days	11,971	11,697	11,704	11,927	12,050

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$471,180	$552,840	$496,473	$530,009	$456,805
Restricted cash	3,364	1,742	—	—	—
Marketable securities	78,717	87,701	110,894	138,200	31,632
Receivables:
Trade, net of allowance for doubtful accounts	148,358	125,987	130,731	159,076	175,968
Other	32,452	34,319	31,440	27,217	39,696
Inventories	16,047	16,798	18,431	24,768	23,274
Prepaid expenses and other	9,500	10,157	9,615	8,627	10,755
Total current assets	759,618	829,544	797,584	887,897	738,130
Property and Equipment:
Historical cost	2,128,010	2,158,826	2,015,205	2,123,201	2,099,483
Accumulated depreciation	(1,008,629)	(997,214)	(986,048)	(994,181)	(967,721)
	1,119,381	1,161,612	1,029,157	1,129,020	1,131,762
Construction in progress	464,660	402,090	484,472	454,605	413,572
Held for sale equipment	—	—	86,332	—	—
Net property and equipment	1,584,041	1,563,702	1,599,961	1,583,625	1,545,334
Investments, at Equity, and Advances to 50% or Less Owned Companies	331,063	325,386	334,370	331,103	490,818
Construction Reserve Funds	161,865	166,888	255,350	255,408	253,470
Goodwill	52,403	52,394	52,376	52,340	65,725
Intangible Assets, Net	23,496	24,116	25,750	26,392	27,179
Other Assets	41,647	39,287	46,496	48,654	46,371
	$2,954,133	$3,001,317	$3,111,887	$3,185,419	$3,167,027

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$28,228	$24,409	$35,688	$35,531	$35,452
Accounts payable and accrued expenses	70,032	55,971	50,660	71,952	64,997
Other current liabilities	96,324	98,706	107,811	92,677	113,271
Total current liabilities	194,584	179,086	194,159	200,160	213,720
Long-Term Debt	1,013,691	1,014,632	1,018,331	1,034,859	914,220
Exchange Option Liability on Subsidiary Convertible Senior Notes	8,938	8,171	5,747	5,611	—
Deferred Income Taxes	307,353	330,375	374,476	389,988	418,776
Deferred Gains and Other Liabilities	148,085	155,859	153,051	163,862	170,850
Total liabilities	1,672,651	1,688,123	1,745,764	1,794,480	1,717,566
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	379	379	379	377	377
Additional paid-in capital	1,512,209	1,510,623	1,508,981	1,505,942	1,503,794
Retained earnings	1,004,472	1,044,275	1,099,434	1,126,620	1,183,485
Shares held in treasury, at cost	(1,357,331)	(1,357,876)	(1,357,809)	(1,356,499)	(1,346,371)
Accumulated other comprehensive loss, net of tax	(10,471)	(10,810)	(7,764)	(5,620)	(5,604)
	1,149,258	1,186,591	1,243,221	1,270,820	1,335,681
Noncontrolling interests in subsidiaries	132,224	126,603	122,902	120,119	113,780
Total equity	1,281,482	1,313,194	1,366,123	1,390,939	1,449,461
	$2,954,133	$3,001,317	$3,111,887	$3,185,419	$3,167,027

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015
Offshore Marine Services
Anchor handling towing supply	27	27	18	18	18
Fast support	50	39	38	38	38
Mini-supply	5	6	7	7	7
Standby safety	21	23	25	25	25
Supply	23	24	23	24	26
Towing supply	3	3	3	3	3
Specialty	7	7	5	5	5
Liftboats	15	15	15	15	15
Wind farm utility	40	39	39	38	39
	191	183	173	173	176

Inland River Services
Dry-cargo barges	1,405	1,393	1,426	1,430	1,431
Liquid tank barges:
10,000 barrel	18	18	18	18	18
30,000 barrel	—	—	27	27	27
Specialty barges(1)	11	11	11	11	11
Towboats:
4,000 hp - 6,600 hp	17	17	17	17	17
3,300 hp - 3,900 hp	1	1	—	—	—
Less than 3,200 hp	4	4	17	17	16
	1,456	1,444	1,516	1,520	1,520

Shipping Services
Petroleum Transportation:
Product tankers - U.S.-flag	8	8	7	7	7
Crude oil tanker - U.S.-flag	—	—	1	1	1
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	7	7
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	57	57	57	57	57
______________________

(1)	Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF SEPTEMBER 30, 2016 (unaudited)

	2016	2017				2018				2019
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Total
Offshore Marine Services
Fast support	—	3	2	—	—	—	1	—	1	—	1	—	1	9
Supply(1)	—	1	—	—	—	1	—	1	—	1	—	—	—	4
Wind farm utility	—	—	1	—	—	—	—	—	—	—	—	—	—	1

Shipping Services
Product tankers - U.S.-flag	1	1	—	—	—	—	—	—	—	—	—	—	—	2
Articulated tug-barge - U.S.-flag	—	1	—	—	—	—	—	—	—	—	—	—	—	1
Harbor tugs - U.S.-flag	1	—	1	—	—	—	—	—	—	—	—	—	—	2

Inland River Services
Dry-cargo barges	38	—	—	—	—	—	—	—	—	—	—	—	—	38
Towboats:
4,000 hp - 6,600 hp	—	1	—	1	1	—	—	—	—	—	—	—	—	3
______________________

(1)	Includes one vessel that may be assumed by a third party at their option.